EXHIBIT 10.1

AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

DATED AS OF October 16, 2020

among

AMERISOURCEBERGEN DRUG CORPORATION and ASD SPECIALTY HEALTHCARE, LLC, as Originators,

and

AMERISOURCE RECEIVABLES FINANCIAL CORPORATION,
as Buyer

ARTICLE 1    AMOUNTS AND TERMS OF THE PURCHASE    1
Section 1.1    Initial Contribution of Receivables    1
Section 1.2    Purchase of Receivables    2
Section 1.3    Payment for the Purchases    3
Section 1.4    Purchase Price Credit Adjustments    4
Section 1.5    Payments and Computations, Etc    5
Section 1.6    License of Software    5
Section 1.7    Characterization    6
ARTICLE 2    REPRESENTATIONS AND WARRANTIES    6
Section 2.1    Representations and Warranties of Originators    6
Section 2.2    Representations and Warranties of the Originators Concerning the Receivables    10
ARTICLE 3    CONDITIONS OF PURCHASE    12
Section 3.1    Conditions Precedent to Purchase    12
Section 3.2    Conditions Precedent to Subsequent Payments    12
ARTICLE 4    COVENANTS    12
Section 4.1    Covenants of the Originators    12
Section 4.2    Negative Covenants of the Originators    18
ARTICLE 5    TERMINATION EVENTS    19
Section 5.1    Termination Events    19
Section 5.2    Remedies    20
ARTICLE 6    INDEMNIFICATION    21
Section 6.1    Indemnities by the Originators    21
Section 6.2    Other Costs and Expenses    23

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ARTICLE 7    MISCELLANEOUS    23
Section 7.1    Waivers and Amendments    23
Section 7.2    Notices    24
Section 7.3    Protection of Ownership Interests of Buyer    24
Section 7.4    Confidentiality    25
Section 7.5    Bankruptcy Petition    25
Section 7.6    Limitation of Liability    26
Section 7.7    CHOICE OF LAW    26
Section 7.8    CONSENT TO JURISDICTION    26
Section 7.9    WAIVER OF JURY TRIAL    26
Section 7.10    Integration; Binding Effect; Survival of Terms    27
Section 7.11    Counterparts; Severability; Section References    27

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Exhibits and Schedules
Exhibit I    -    Definitions
Exhibit II    -    Principal Place of Business; Location(s) of Records; Federal Employer
    Identification Number; Other Names
Exhibit III    -    Lock-Boxes; Collection Accounts; Collection Banks
Exhibit IV    -    Form of Compliance Certificate
Exhibit V    -    Copy of Credit and Collection Policy
Exhibit VI    -    Form of Subordinated Note
Exhibit VII    -    Form of Purchase Report
Exhibit VIII    -    Pending or Threatened Actions, Suits, Investigations or Proceedings
Schedule A        List of Documents to be Delivered to Buyer Prior to the Purchases

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AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

THIS AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT, dated as of October 16, 2020, is by and among AmerisourceBergen Drug Corporation, a Delaware corporation (“ABDC”), ASD Specialty Healthcare, LLC, a California limited liability company (“ASD Specialty”) (each of the foregoing, an “Originator” and collectively, the “Originators”), and Amerisource Receivables Financial Corporation, a Delaware corporation (“Buyer”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto (or, if not defined in Exhibit I hereto, the meaning assigned to such term in Exhibit I to the Purchase Agreement).
This Agreement amends and restates in its entirety, as of the date hereof, that certain Receivables Sale Agreement, dated as of the Original Closing Date (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Original Agreement”), between ABDC, as the originator, and Buyer. Notwithstanding the foregoing and for the avoidance of doubt, (a) all indemnification obligations of ABDC under the Original Agreement shall survive the Original Agreement, (b) all sales of Receivables and Related Security and Collections with respect thereto under the Original Agreement by ABDC to the Buyer are hereby ratified and confirmed and shall survive the Original Agreement and (c) the security interests granted by ABDC pursuant to Section 1.7 of the Original Agreement shall remain in full force and effect and shall survive the Original Agreement as security for all obligations of ABDC under the Original Agreement until such obligations have been finally and fully paid and performed. This Agreement shall not effect a novation of the obligations of the parties under the Original Agreement, but instead shall be merely a restatement and, where applicable, an amendment of the terms governing such obligations. Upon the effectiveness of this Agreement, each reference to the Original Agreement in any Transaction Document or in any other related document, instrument or agreement shall mean and be a reference to this Agreement.
PRELIMINARY STATEMENTS
Each of the Originators now owns, and from time to time hereafter will own, Receivables. Each of the Originators wishes to sell and assign to Buyer, and Buyer wishes to purchase from each Originator, all of such Originator’s right, title and interest in and to its Receivables, together with the Related Security and Collections with respect thereto.
Each of the Originators and Buyer intend the transactions contemplated hereby to be true sales to Buyer by such Originator of the Receivables originated by it, providing Buyer with the full benefits of ownership of such Receivables, and none of the Originators nor Buyer intends these transactions to be, or for any purpose to be characterized as, loans from Buyer to such Originator.
Following the purchase of Receivables from each Originator, Buyer will sell undivided interests therein and in the associated Related Security and Collections pursuant to that certain Amended and Restated Receivables Purchase Agreement, dated as of April 29, 2010 (as the same may from time to time hereafter be amended, supplemented, restated or otherwise modified, the “Purchase Agreement”) among Buyer, ABDC, as initial Servicer, the various

Purchaser Groups from time to time party thereto (collectively, the “Purchasers”), and MUFG Bank, Ltd., as administrator for each Purchaser Group, or any successor administrator appointed pursuant to the terms of the Purchase Agreement, (in such capacity, the “Administrator”).
NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
AMOUNTS AND TERMS OF THE PURCHASE

Section 1.1    Initial Contribution of Receivables. On the Original Closing Date, ABDC did contribute, assign, transfer, set-over and otherwise convey to Buyer, and Buyer did accept from ABDC, Receivables originated by ABDC and existing as of the close of business on the Initial Cutoff Date having an aggregate Outstanding Balance of $2,019,745,773 (the “Initial Contributed Receivables”), together with all Related Security relating thereto and all Collections thereof.
Section 1.2    Purchase of Receivables. (a) Effective on the date hereof (or with respect to ASD Specialty, the ASD Specialty Sale Commencement Date, if any), in consideration for the Purchase Price paid to each Originator and upon the terms and subject to the conditions set forth herein, each Originator does hereby sell, assign, transfer, set-over and otherwise convey to Buyer, without recourse (except to the extent expressly provided herein), and Buyer does hereby purchase from such Originator, all of such Originator’s right, title and interest in and to all Receivables originated by such Originator and existing as of the close of business on the Initial Cutoff Date (other than the Initial Contributed Receivables) and all Receivables thereafter originated by such Originator through and including the Termination Date, together, in each case, with all Related Security relating thereto and all Collections thereof. In accordance with the preceding sentence, on the date hereof Buyer shall acquire all of each Originator’s right, title and interest in and to all Receivables existing as of the Initial Cutoff Date (other than the Initial Contributed Receivables) and thereafter arising through and including the Termination Date, together with all Related Security relating thereto and all Collections thereof. Buyer shall be obligated to pay the Purchase Price for the Receivables purchased hereunder from each Originator in accordance with Section 1.3.

(b)     On the 20th day of each month hereafter (or if any such day is not a Business Day, on the next succeeding Business Day thereafter) each Originator shall (or shall require the Servicer to) deliver to Buyer a report in substantially the form of Exhibit VII hereto (each such report being herein called a “Purchase Report”) with respect to the Receivables sold by such Originator to Buyer during the Settlement Period then most recently ended. In addition to, and not in limitation of, the foregoing, in connection with the payment of the Purchase Price for any Receivables purchased hereunder, Buyer may request that the applicable Originator deliver, and such Originator shall deliver, such approvals, opinions, information or documents as Buyer may reasonably request.

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(c)    It is the intention of the parties hereto that each Purchase of Receivables from an Originator made hereunder shall constitute a sale, which sale is absolute and irrevocable and provides Buyer with the full benefits of ownership of the Receivables originated by such Originator. Except for the Purchase Price Credits owed to Buyer pursuant to Section 1.4, the sale of Receivables hereunder by each Originator is made without recourse to such Originator; provided, however, that (i) such Originator shall be liable to Buyer for all representations, warranties, covenants and indemnities made by such Originator pursuant to the terms of the Transaction Documents to which such Originator is a party, and (ii) such sale does not constitute and is not intended to result in an assumption by Buyer or any assignee thereof of any obligation of such Originator or any other Person arising in connection with the Receivables, the related Contracts and/or other Related Security or any other obligations of such Originator. In view of the intention of the parties hereto that each Purchase of Receivables made hereunder shall constitute a sale of such Receivables rather than loans secured thereby, each Originator agrees that it will, on or prior to the date hereof and in accordance with Section 4.1(e)(B)(x), mark its “Aged Trial Balance” with a legend in substantially the form set forth on Exhibit XIII to the Purchase Agreement, evidencing that Buyer has purchased such Receivables as provided in this Agreement and to note in its financial statements that its Receivables have been sold to Buyer. Upon the request of Buyer or the Administrator (as Buyer’s assignee), each Originator will execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of Buyer’s ownership interest in the Receivables originated by such Originator and the Related Security and Collections with respect thereto, or as Buyer or the Administrator (as Buyer’s assignee) may reasonably request.

Section 1.3    Payment for the Purchases. (a) The Purchase Price for the Purchase from each Originator of its Receivables in existence as of the close of business on the Initial Cutoff Date (other than the Initial Contributed Receivables) shall be payable in full by Buyer to such Originator on the date hereof or, with respect to ASD Specialty, on the ASD Specialty Sale Commencement Date, and shall be paid to such Originator in the following manner:

(i)    by delivery of immediately available funds, to the extent of funds made available to Buyer in connection with its subsequent sale of an interest in such Receivables to the Purchasers under the Purchase Agreement; provided that a portion of such funds shall be offset by amounts owed by such Originator to Buyer on account of the issuance of equity having a total value of not less than the Required Capital Amount, and
(ii)     the balance, by delivery of the proceeds of a subordinated revolving loan from such Originator to Buyer (a “Subordinated Loan”) in an amount not to exceed the least of (A) the remaining unpaid portion of such Purchase Price, (B) the maximum Subordinated Loan that could be borrowed without rendering Buyer’s Net Worth less than the Required Capital Amount, and (C) fifteen percent (15%) of such Purchase Price. Each Originator is hereby authorized by Buyer to endorse on the schedule attached to its Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect

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thereto, provided that the failure to make such notation shall not affect any obligation of Buyer thereunder.

The Purchase Price for each Receivable coming into existence after the Initial Cutoff Date shall be due and owing in full by Buyer to the applicable Originator or its designee on the date each such Receivable came into existence (except that Buyer may, with respect to any such Purchase Price, offset against such Purchase Price any amounts owed by such Originator to Buyer hereunder and which have become due but remain unpaid) and shall be paid to such Originator in the manner provided in the following paragraphs (b), (c) and (d).

(b)    With respect to any Receivables coming into existence after the Initial Cutoff Date, on each Settlement Date, Buyer shall pay the applicable Originator the Purchase Price therefor in accordance with Section 1.3(d) and in the following manner:

first, by delivery to the applicable Originator or its designee of immediately available funds, to the extent of funds available to Buyer from its subsequent sale of an interest in all of the Receivables to the Administrator for the benefit of the Purchasers under the Purchase Agreement or other cash on hand;

second, by delivery to the applicable Originator or its designee of the proceeds of a Subordinated Loan, provided that the making of any such Subordinated Loan shall be subject to the provisions set forth in Section 1.3(a)(ii); and
third, solely in the case of Receivables originated by ABDC, unless the Termination Date has occurred in accordance with this Agreement, by accepting a contribution to its capital in an amount equal to the remaining unpaid balance of such Purchase Price.
Subject to the limitations set forth in Section 1.3(a)(ii), each Originator irrevocably agrees to advance each Subordinated Loan requested by Buyer on or prior to the Termination Date. The Subordinated Loans owing to each Originator shall be evidenced by, and shall be payable in accordance with the terms and provisions of its Subordinated Note and shall be payable solely from funds which Buyer is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the Purchasers.
(c)    From and after the Termination Date, (i) no Originator shall be obligated to (but may, at its option) sell Receivables to Buyer, or (ii) ABDC shall not be obligated to (but may, at its option) contribute Receivables to Buyer’s capital pursuant to clause third of Section 1.3(b).
(d)    Although the Purchase Price for each Receivable coming into existence after the Initial Cutoff Date shall be due and payable in full by Buyer to the applicable Originator on the date such Receivable came into existence, settlement of the Purchase Price between Buyer and such Originator shall be effected on a monthly basis on Settlement Dates with respect to all Receivables originated by such Originator during the same Calculation Period and based on the

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information contained in the Purchase Report delivered by such Originator for the Calculation Period then most recently ended. Although settlement shall be effected on Settlement Dates, increases or decreases in the amount owing under the Subordinated Note made pursuant to Section 1.3 and any contribution of capital by ABDC to Buyer made pursuant to Section 1.3(b) shall be deemed to have occurred and shall be effective as of the last Business Day of the Calculation Period to which such settlement relates.
Section 1.4    Purchase Price Credit Adjustments. If on any day:
(a)    the Outstanding Balance of any Receivable is reduced or cancelled as a result of any credit issued for returned or repossessed goods, any shortages, any pricing adjustment, any volume rebate or any other allowance, adjustment or deduction by any Originator or any Affiliate thereof, or as a result of any governmental or regulatory action, or
(b)    the Outstanding Balance of any Receivable is reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), or
(c)    the Outstanding Balance of any Receivable is reduced on account of the obligation of any Originator or any Affiliate thereof to pay to the related Obligor any rebate or refund, or
(d)    the Outstanding Balance of any Receivable is less than the amount included in calculating the Net Pool Balance for purposes of any Settlement Report (for any reason other than receipt of Collections or such Receivable becoming a Defaulted Receivable), or
(e)    any of the representations or warranties of any Originator with respect to any Receivable set forth in Article 2 were not true when made, then, in such event, Buyer shall be entitled to a credit (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable to the applicable Originator hereunder equal to the Outstanding Balance of such Receivable (calculated before giving effect to the applicable reduction or cancellation). If such Purchase Price Credit exceeds the Original Balance of the Receivables originated by the applicable Originator on any day, such Originator shall pay the remaining amount of such Purchase Price Credit in cash immediately, provided that if the Termination Date has not occurred, such Originator shall be allowed to deduct the remaining amount of such Purchase Price Credit from any indebtedness owed to it under its Subordinated Note.
Section 1.5    Payments and Computations, Etc. All amounts to be paid or deposited by Buyer hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of the applicable Originator designated from time to time by such Originator or as otherwise directed by such Originator. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any

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amount hereunder when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid in full; provided, however, that such Default Fee shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.
Section 1.6    License of Software. (a) To the extent that any software used by any Originator to account for the Receivables originated by it is non-transferable, such Originator hereby grants to each of Buyer, the Administrator and the Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all such software used by such Originator to account for such Receivables, to the extent necessary to administer such Receivables, whether such software is owned by such Originator or is owned by others and used by such Originator under license agreements with respect thereto, provided that should the consent of any licensor of such software be required for the grant of the license described herein, to be effective, such Originator hereby agrees that upon the request of Buyer (or Buyer’s assignee), such Originator will use its reasonable efforts to obtain the consent of such third-party licensor. The license granted hereby shall be irrevocable until the later to occur of (i) indefeasible payment in full of the Aggregate Unpaids (as defined in the Purchase Agreement), and (ii) the date each of this Agreement and the Purchase Agreement terminates in accordance with its terms.
(b)    Each Originator (i) shall take such action requested by Buyer and/or the Administrator (as Buyer’s assignee), from time to time hereafter, that may be necessary or appropriate to ensure that Buyer and its assigns under the Purchase Agreement have an enforceable ownership interest in the Records relating to the Receivables purchased from such Originator hereunder, and (ii) shall use its reasonable efforts to ensure that Buyer, the Administrator and the Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for such Receivables and/or to recreate such Records.
Section 1.7    Characterization. If, notwithstanding the intention of the parties expressed in Section 1.2(c), any sale or contribution by an Originator to Buyer of Receivables hereunder shall be characterized as a secured loan and not a sale or such sale shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties’ intention that the sale of Receivables by each Originator hereunder shall constitute a true sale thereof, such Originator hereby grants to Buyer a duly perfected security interest in all of such Originator’s right, title and interest in, to and under all Receivables of such Originator which are now existing or hereafter arising, all Collections and Related Security with respect thereto, each Lock-Box and Collection Account, all other rights and payments relating to such Receivables and all proceeds of the foregoing to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the Purchase Price of the Receivables purchased from such Originator together with all other obligations of such Originator hereunder, which security interest shall be prior to all other Adverse Claims thereto. Buyer and its assigns shall have, in addition to the rights and remedies which they may have

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under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.
Section 1.8    ASD Specialty Sale Commencement Date. Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Document, ASD Specialty shall not sell to Buyer any Receivables or Related Security or Collections with respect thereto pursuant to this Agreement until such time, if any, that each of the following conditions precedent have been satisfied:
(a)     ASD Specialty shall have given Buyer, the Administrator and each Purchaser Agent at least one Business Day’s prior written notice (the “ASD Specialty Commencement Notice”) of such commencement of purchases by Buyer and shall have provided such other information with respect to ASD Specialty as Buyer, the Administrator or any Purchaser Agent may reasonably request;
(b)    the ASD Specialty Commencement Notice shall be in a separate writing and shall specify the date (such date, the “ASD Specialty Sale Commencement Date”) that ASD Specialty shall commence selling Receivables and Related Rights and Collections with respect thereto to Buyer pursuant to this Agreement along with the applicable “Initial Cutoff Date” with respect to ASD Specialty;
(c)    the ASD Specialty Sale Commencement Date shall be no later than June 30, 2021;
(d)    no Termination Event or Unmatured Termination Event shall have occurred and be continuing; and
(e)    no Amortization Event or Unmatured Amortization Event shall have occurred and be continuing.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES

Section 2.1    Representations and Warranties of the Originators. Each Originator hereby represents and warrants to Buyer on the date hereof, on the date of the Purchase from such Originator hereunder and on each date that any Receivable is originated by such Originator or on or after the date of such Purchase, that:
(a)    Organization and Qualification. Such Originator is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Originator is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the ownership of its properties or the nature of its activities (including transactions giving rise to Receivables), or both, requires it to be so qualified or, if not so qualified, the failure to so qualify would not have a material adverse effect on its financial condition or results of operations or any Receivables.

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(b)    Authority. Such Originator has the legal power and authority to execute and deliver this Agreement and each other Transaction Document, to make the sales provided for herein and to perform its obligations under this Agreement and the other Transaction Documents.
(c)    Execution and Binding Effect. Each of this Agreement and the other Transaction Documents to which such Originator is a party has been duly executed and delivered by such Originator and (assuming the due and valid execution and delivery thereof by the other parties thereto), constitutes the legal, valid and binding obligation of such Originator, enforceable against such Originator in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Laws of general application relating to or affecting the enforcement of creditors’ rights generally or by general principles of equity and will vest absolutely and unconditionally in the Buyer, a valid undivided ownership interest in the Receivables, the Related Security, the Collections and the related proceeds (the “Purchased Assets”) purported to be assigned thereby, subject to no Liens whatsoever. Upon the filing of the necessary financing statements under the UCC as in effect in the jurisdiction whose Law governs the perfection of the Buyer’s ownership interests in the Purchased Assets, the Buyer’s ownership interests in the Purchased Assets will be perfected under Article 9 of such UCC, prior to and enforceable against all creditors of and purchasers from such Originator and all other Persons whatsoever (other than the Buyer and its successors and assigns).
(d)    Authorizations and Filings. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or, in the opinion of such Originator, advisable in connection with the execution and delivery by such Originator of this Agreement and each of the other Transaction Documents to which such Originator is a party, the consummation by such Originator of the transactions herein or therein contemplated or the performance by such Originator of or the compliance by such Originator with the terms and conditions hereof or thereof, to ensure the legality, validity or enforceability hereof or thereof, or to ensure that the Buyer will have a valid undivided ownership interest in and to the Receivables, the Related Security, the Collections and the related proceeds which is perfected and prior to all other Liens (including competing ownership interests), other than the filing of financing statements under the UCC in the jurisdiction of such Originator’s Location.
(e)    Location of Chief Executive Office, etc. As of the date hereof: (i) such Originator’s Chief Executive Office is located at the address for notices set forth on the signature page hereof; (ii) such Originator has only the Subsidiaries and divisions listed on Exhibit II hereto; (iii) the offices where such Originator keeps all of its Records with respect to any Receivables are listed on Exhibit II hereto; and (iv) such Originator has, within the last 5 years, operated only under the trade names identified in Exhibit II hereto, and, within the last 5 years, has not changed its name, merged or consolidated with any other corporation or been the subject of any proceeding under Title 11, United States Code (Bankruptcy), except as disclosed in Exhibit II hereto.

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(f)    Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to transfer to Buyer (and Buyer shall acquire from such Originator) (i) legal and equitable title to, with the right to sell and encumber each Receivable, its Related Security, Collections and related proceeds originated by such Originator, whether now existing and hereafter arising, together with the Collections with respect thereto, and (ii) all of such Originator’s right, title and interest in the Related Security associated with each such Receivable, in each case, free and clear of any Adverse Claim, except as created by the Transactions Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s ownership interest in such Receivables, the Related Security, Collections and proceeds. Such Originator’s jurisdiction of organization is a jurisdiction whose law generally requires information concerning the existence of a nonpossessory security interest to be made generally available in a filing, record or registration system as a condition or result of such a security interest’s obtaining priority over the rights of a lien creditor which respect to collateral.
(g)    Absence of Conflicts. Neither the execution and delivery by such Originator of this Agreement and each of the Transaction Documents to which it is a party, nor the consummation by such Originator of the transactions herein or therein contemplated, nor the performance by such Originator of or the compliance by such Originator with the terms and conditions hereof or thereof, will (i) violate any Law or (ii) conflict with or result in a breach of or a default under (A) the certificate of incorporation or by-laws of such Originator or (B) any agreement or instrument, including, without limitation, any and all indentures, debentures, loans or other agreements to which such Originator is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound, which would have a material adverse effect on the financial position or results of operations of such Originator or result in rendering any debt evidenced thereby due and payable prior to its maturity or result in the creation or imposition of any Lien pursuant to the terms of any such instrument or agreement upon any property (now owned or hereafter acquired) of such Originator. Such Originator has not entered into any agreement with any Obligor prohibiting, restricting or conditioning the assignment of any portion of the Receivables.
(h)    Accurate and Complete Disclosure. No information furnished in writing by a Responsible Officer of such Originator pursuant to or in connection with this Agreement or any transaction contemplated hereby is false or misleading in any material respect as of the date of which such information was furnished (including by omission of material information necessary to make such information not misleading).
(i)    No Proceedings. Except as set forth in Exhibit VIII, there are no actions, suits, investigations or proceedings pending, or to the knowledge of such Originator, threatened, against or affecting such Originator or its properties in or before any Official Body which (i) seeks any determination or ruling that might materially adversely affect (A) the performance by such Originator of its obligations under this Agreement or the Transaction Documents or (B) the validity or enforceability of this Agreement, the Transaction Documents, the Contracts or any material amount of the Receivables, (ii) asserts the invalidity of this Agreement or any of the

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other Transaction Documents, or (iii) seeks to prevent the consummation of the transactions contemplated hereby or thereby.
(j)    Bulk Sales Act. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.
(k)    Litigation. As of October 16, 2020, no injunction, decree or other decision has been issued or made by any Official Body that prevents, and to the knowledge of such Originator, no threat by any Person has been made to attempt to obtain any such decision that would have a material adverse impact on, the conduct by such Originator of a significant portion of such Originator’s business operations or any portion of its business operations affecting the Receivables, the Related Security, the Collections and the related proceeds, and no litigation, investigation or proceeding exists asserting the invalidity of the Transaction Documents, seeking to prevent the consummation of any transactions contemplated by the Transaction Documents, or seeking any determination or ruling that might materially and adversely affect (A) the performance by such Originator of its obligations under the Transaction Documents or (B) the validity or enforceability of the Transaction Documents, the Contracts or a material amount of the Receivables. Such Originator has paid on a timely basis all of its obligations arising out of judgments, proceedings or investigations except those which it is appealing in good faith.
(l)    Margin Regulations. The use of all funds acquired by such Originator under this Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may be amended, supplemented or otherwise modified from time to time.
(m)    Taxes. Such Originator has timely filed all United States federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns and paid or contested any assessment received by such Originator related to such returns.
(n)    Books and Records. Such Originator has indicated on its books and records (including any computer files) that the Receivables, the Related Security, the Collections and the related proceeds are the property of the Buyer. Such Originator maintains at, or shall cause the Servicer to maintain at, one or more of their respective offices listed on Exhibit II hereto the complete records for the Receivables.
(o)    Creditor Approval. Such Originator has obtained from its creditors (i) all approvals necessary to sell and assign the Receivables, the Related Security, the Collections and the related Proceeds and (ii) releases of any security interests in the Receivables, the Related Security, the Collections and the related Proceeds.
(p)    Financial Condition. Such Originator is not insolvent or the subject of any Event of Bankruptcy and the sale of the Receivables on such day will not be made in contemplation of the occurrence thereof.

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(q)    Financial Information. If and when produced in accordance with the terms of this Agreement, the consolidated balance sheet of such Originator as of the most recent Fiscal Year end and the related statements of income of such Originator for the Fiscal Year then ended, fairly present the consolidated financial position of such Originator as of such date and the consolidated results of the operations, all in accordance with GAAP.
(r)    Investment Company. Such Originator is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(s)    ERISA. No ERISA Event has occurred that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a material adverse effect on the business, financial condition, operations or properties of the such Originator and ERISA Affiliates taken as a whole. Any excess of the accumulated benefit obligations under one or more Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards Codification Topic 715) over the fair market value of the assets of such Pension Plan or Pension Plans is in an amount that could not reasonably be expected, individually or in the aggregate, to result in a material adverse effect on the business, financial condition, operations or properties of such Originator and ERISA Affiliates taken as a whole.
(t)    Separate Corporate Existence. Such Originator is entering into the transactions contemplated by this Agreement in reliance on the Buyer’s identity as a separate legal entity from such Originator and each of its Affiliates, and acknowledges that the Buyer and the other parties to the Transaction Documents are similarly entering into the transactions contemplated by the other Transaction Documents in reliance on the Buyer’s identity as a separate legal entity from such Originator and each such other Affiliate. Such Originator has at all times complied with Section 4.1(r).
(u)    No Fraudulent Conveyance. The transactions contemplated by this Agreement and by each of the Facility Documents are being consummated by such Originator in furtherance of such Originator’s ordinary business, with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors. By its receipt of the Purchase Price hereunder and its ownership of the capital stock of the Buyer, such Originator shall have received reasonably equivalent value for the Purchased Assets sold or otherwise conveyed to the Buyer under this Agreement. No transfer hereunder by such Originator of any Receivable originated by such Originator is or may be voidable under any section of the Federal Bankruptcy Code.
(v)    Ownership of Buyer. ABDC owns, directly or indirectly, 100% of the issued and outstanding equity interests of Buyer. Such equity interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Buyer.
(w)    Compliance with Law. Such Originator has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to

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which it may be subject, except where the failure to so comply could not reasonably be expected to have a material adverse effect on its financial condition or results of operations or any Receivables.
Section 2.2    Representations and Warranties of the Originators Concerning the Receivables. By selling Receivables to the Buyer on each Purchase Date, each Originator hereby represents and warrants to Buyer on the date hereof, on the date of the Purchase from such Originator hereunder and on each date that any Receivable is originated by such Originator or on or after the date of such Purchase, that:
(a)    Assignment. This Agreement vests in the Buyer all the right, title and interest of such Originator in and to the Receivables, the Related Security, the Collections and Proceeds, and constitutes a valid sale of the Receivables, enforceable against, and creating an interest prior in right to, all creditors of and purchasers from such Originator.
(b)    No Liens. Each Receivable, together with the related Contract and all purchase orders and other agreements related to such Receivable, is owned by such Originator free and clear of any Lien. When the Buyer makes a purchase of a Receivable it shall have acquired and shall continue to have maintained an ownership interest in such Receivable and in the Related Security, the Collections and Proceeds with respect thereto free and clear of any Lien (other than the Lien arising in connection with this Agreement). Such Originator has not and will not prior to the time of the sale of any such interest to the Buyer have sold, pledged, assigned, transferred or subjected to a Lien any of the Receivables, the Related Security, the Collections, and Proceeds other than in accordance with the terms of this Agreement.
(c)    Filings. On or prior to each Purchase Date, all financing statements and other documents required to be recorded or filed in order to perfect and protect the Receivables, the Related Security, the Collections, and Proceeds against all creditors of and purchasers from such Originator and all other Persons whatsoever have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings have been paid in full.
(d)    Credit and Collection Policy. Such Originator’s Credit and Collection Policy has been complied with in all material respects in regard to each Receivable and related Contract. Neither such Originator nor any other Person has extended or modified the terms of any Receivable or the related Contract except in accordance with such Originator’s Credit and Collection Policy.
(e)    Nature of Receivables. Each Receivable is, or will be, an eligible asset within the meaning of Rule 3a-7 promulgated under the Investment Company Act of 1940, as amended from time to time.
(f)    Bona Fide Receivables. Each Receivable is an obligation of an Obligor arising out of a past, current or future sale or performance by such Originator, in accordance with the terms of the Contract giving rise to such Receivable. Such Originator has no knowledge of any fact that should have led it to expect at the time of the initial creation of an interest in any

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Receivable hereunder that such Receivable would not be paid in full when due except with respect to any Dilution. Each Receivable classified as an “Eligible Receivable” by such Originator in any document or report delivered hereunder satisfies the requirements of eligibility contained in the definition of Eligible Receivable at the time such document or report was delivered.
(g)    Collections. The conditions and requirements set forth in Section 4.1(x) have at all times been satisfied and duly performed. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts of such Originator at each Collection Bank and the post office box number of each Lock-Box, are listed on Exhibit III. Such Originator has not granted any Person, other than Buyer (and its assigns) dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.
(h)    Eligible Receivables. Each Receivable reflected in any Purchase Report as an Eligible Receivable was an Eligible Receivable on the date of its acquisition by Buyer hereunder.
ARTICLE 3
CONDITIONS OF PURCHASE

Section 3.1    Conditions Precedent to Purchase. The Purchases under this Agreement on the Original Closing Date were subject to the conditions precedent that (a) Buyer shall have been capitalized with the Initial Contributed Receivables, (b) Buyer shall have received on or before the date of such purchase those documents listed on Schedule A and (c) all of the conditions to the initial purchase under the Purchase Agreement shall have been satisfied or waived in accordance with the terms thereof.
Section 3.2    Conditions Precedent to Subsequent Payments. Buyer’s obligation to pay for Receivables coming into existence after the Initial Cutoff Date shall be subject to the further conditions precedent that: (a) the Facility Termination Date shall not have occurred under the Purchase Agreement; (b) Buyer (or its assigns) shall have received such other approvals, opinions or documents as it may reasonably request and (c) on the date such Receivable came into existence, the following statements shall be true (and acceptance of the proceeds of any payment for such Receivable shall be deemed a representation and warranty by such Originator that such statements are then true):
(i)    the representations and warranties set forth in Article 2 are true and correct on and as of the date such Receivable came into existence as though made on and as of such date; and
(ii)    no event has occurred and is continuing that will constitute a Termination Event or an Unmatured Termination Event.

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Notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Receivable (whether by payment of cash, through an increase in the amounts outstanding under the Subordinated Note, by offset of amounts owed to Buyer and/or by offset of capital contributions), title to such Receivable and the Related Security and Collections with respect thereto shall vest in Buyer, whether or not the conditions precedent to Buyer’s obligation to pay for such Receivable were in fact satisfied. The failure of such Originator to satisfy any of the foregoing conditions precedent, however, shall give rise to a right of Buyer to rescind the related purchase and direct such Originator to pay to Buyer an amount equal to the Purchase Price payment that shall have been made with respect to any Receivables related thereto.
ARTICLE 4
COVENANTS

Section 4.1    Covenants of the Originators. Until the date on which this Agreement terminates in accordance with its terms, each Originator hereby covenants as set forth below:
(a)    Notice of Material Adverse Change. Promptly upon becoming aware thereof, such Originator shall give the Buyer notice of any material adverse change in the business, operations or financial condition of any Originator which reasonably could affect adversely the collectibility of the Receivables.
(b)    Preservation of Corporate Existence. Except as permitted by Section 4.2(f), such Originator shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (i) the interests of the Buyer hereunder or (ii) the ability of such Originator to perform its obligations under the Transaction Documents.
(c)    Compliance with Laws. Such Originator shall comply in all material respects with all Laws applicable to such Originator, its business and properties, and all Receivables.
(d)    Enforceability of Obligations. Such Originator shall take such actions as are reasonable and within its power to ensure that, with respect to each Receivable, the obligation of any related Obligor to pay the unpaid balance of such Receivable in accordance with the terms of the related Contract remains legal, valid, binding and enforceable against such Obligor.
(e)    Books and Records. Such Originator shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of all Collections of and adjustments to each existing Receivable). Such Originator will (A) on or

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prior to the date hereof, mark its “Aged Trial Balance” with a legend in substantially the form set forth on Exhibit XIII to the Purchase Agreement and (B) upon the request of the Administrator or any Purchaser Agent following the occurrence of a Termination Event: (x) mark each Contract with a legend describing the Administrator’s security interest and (y) deliver to the Administrator all Contracts (including, without limitation, all multiple originals of any such Contract constituting an instrument, a certificated security or chattel paper) relating to the Receivables.
(f)    Obligor List. Such Originator shall at all times maintain a current list (which may be stored on magnetic tapes or disks) of all Obligors under Contracts related to Receivables, including the name, address and account number of each such Obligor.
(g)    Litigation. As soon as possible, and in any event within ten Business Days of such Originator’s knowledge thereof, such Originator shall give the Buyer notice of any litigation, investigation or proceeding against any Originator which may exist at any time which could have a material adverse effect on the financial condition or results of operations of such Originator, materially impair the ability of such Originator to perform its obligations under this Agreement, or materially adversely affect the collectibility of the Receivables.
(h)    Notice of Relocation. Such Originator shall give the Buyer and the Administrator 45 days’ prior written notice of any relocation of its Location. Such Originator will at all times maintain its Location within a jurisdiction of the United States in which Article 9 of the UCC is in effect as of the date hereof or the date of any such relocation.
(i)    Further Information. Such Originator shall furnish or cause to be furnished to the Buyer such other information as promptly as practicable, and in such form and detail, as the Buyer may reasonably request.
(j)    Fees, Taxes and Expenses. Such Originator shall pay all filing fees, stamp taxes, other taxes (other than taxes imposed directly on the overall net income of the Buyer) and expenses, including the fees and expenses set forth in Section 6.2 hereof, if any, which are incurred or assessed on account of or arise out of this Agreement and the documents and transactions entered into pursuant to this Agreement.
(k)    Subordinated Note. Such Originator shall not transfer its Subordinated Note to any Person.
(l)    Fulfillment of Obligations. Such Originator shall duly observe and perform, or cause to be observed or performed, all material obligations and undertakings on its part to be observed and performed under or in connection with this Agreement and the Receivables, shall duly observe and perform all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, shall do nothing to materially impair the rights, title and interest of the Buyer in and to the Receivables, and shall pay when due (or contest in good faith) any taxes, including without limitation any sales tax, excise tax or other similar tax or charge, payable in connection with the Receivables and their creation and satisfaction.

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(m)    Copies of Reports, Filings, Etc. Such Originator shall furnish to the Buyer, upon written request, as soon as practicable after the issuance, sending or filing thereof, copies of all proxy statements, financial statements, reports and other communications which such Originator sends to its security holders generally, and, if such Originator is required to file reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, copies of all regular, periodic and special reports which such Originator files with the Securities and Exchange Commission or with any securities exchange on Forms 10K, 10Q, 8K or any successor forms thereto. Such Originator agrees that the Buyer may furnish any such reports to the Administrator and the Buyer agrees that it shall, promptly upon receipt of such reports, deliver such reports to the Administrator.
(n)    Compliance with Credit and Collection Policy. The Credit and Collection Policy shall be complied with in all material respects with respect to each Receivable and related Contract.
(o)    Insurance. Such Originator shall keep insured all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.
(p)    Audits. At any reasonable time, and from time to time at the Buyer’s reasonable request upon notice such Originator shall permit the Buyer, or its agents or representatives, (i) to examine and make copies of and extracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of such Originator relating to the Receivables, including, without limitation, the related Contracts and Related Security, and (ii) to visit the offices and properties of such Originator for the purpose of examining the materials described in clause (i) above, and to discuss matters relating to the Receivables, and such Originator’s performance under this Agreement with any of the officers, employees, or independent accountants of such Originator having knowledge of such matters. Following the occurrence of a Amortization Event (as defined in the Purchase Agreement), such Originator shall reimburse the Buyer for all reasonable fees, costs and out-of-pocket expenses incurred by or on behalf of the Buyer promptly upon receipt of a written notice therefor.
(q)    ERISA Events.
Promptly upon becoming aware of the occurrence or likely occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a material adverse effect on the business, financial conditions, operations or properties of such Originator and ERISA Affiliates taken as a whole, such Originator shall give the Buyer a written notice specifying the nature thereof, what action such Originator or any ERISA Affiliate has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.
(r)    Separate Identity. Such Originator acknowledges that the Administrator, the Purchaser Agents and the Purchasers are entering into the transactions contemplated by the

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Purchase Agreement in reliance upon Buyer’s identity as a legal entity that is separate from such Originator and any Affiliates thereof. Such Originator shall take all actions required to maintain the Buyer’s status as a separate legal entity, including, without limitation,
(i)    not anticipating any need for its having to extend advances to Buyer except for those described in the Transaction Documents, if any;
(ii)    not conducting its business in the name of Buyer;
(iii)    having a telephone number, stationery and business forms separate from those of Buyer;
(iv)    not providing for its expenses and liabilities from the funds of Buyer;
(v)    notwithstanding certain limited liabilities of Buyer to Administrator, which are indemnified by an affiliate of Originator, not being liable for the payment of any liability of Buyer;
(vi)    holding out either the assets or the creditworthiness of itself as being available for the payment of any liability of Buyer;
(vii)    maintaining an arm’s-length relationship with Buyer; and
(viii)    not transferring assets from itself to Buyer without fair consideration or with the intent to hinder, delay or defraud the creditors of either itself or Buyer.
(s)    Software. Such Originator shall use its reasonable efforts to enable each of the Buyer, any agent of the Buyer and the Servicer (whether by license, sublicense, assignment or otherwise) to use all of the computer software used to account for the Receivables to the extent necessary to administer the Receivables.
(t)    [Intentionally Omitted.]
(u)    Financial Reporting. Such Originator will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and cause AmerisourceBergen to make its balance sheet and statement of income and cash flows publicly available as described in Section 5.3(k) of the Purchase Agreement and furnish, or cause to be furnished, to Buyer (or its assigns):
(i)    Accounting Certificate. The certificate described in Section 5.3(k) of the Purchase Agreement.
(ii)    [Intentionally Omitted.]

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(iii)    Compliance Certificate. On the date of public filing (or the next succeeding Business Day) of the financial statements described above, a compliance certificate in substantially the form of Exhibit IV signed by an Authorized Officer of such Originator and dated the date of such annual financial statement or such quarterly financial statement, as the case may be.
(iv)    S.E.C. Filings. Promptly upon the written request of the Administrator or any Purchaser Agent, copies of all registration statements and annual, quarterly, monthly or other regular reports which such Originator files with the Securities and Exchange Commission.
(v)    Copies of Notices. Promptly upon its receipt of any notice under or in connection with any Transaction Document from any Person other than Buyer, the Administrator, any Purchaser Agent or any Purchaser, copies of the same.
(vi)    Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables originated by such Originator as Buyer (or its assigns) may from time to time reasonably request in order to protect the interests of Buyer (and its assigns) under or as contemplated by this Agreement.
(v)    Notices. Such Originator will notify Buyer (or its assigns) in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:
(i)    Termination Events or Unmatured Termination Events. The occurrence of each Termination Event and each Unmatured Termination Event, by a statement of an Authorized Officer of such Originator.
(ii)    Judgments and Proceedings. (1) The entry of any judgment or decree against any Originator or any of its Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against such Originators and their Subsidiaries exceeds $100,000,000 after deducting (a) the amount with respect to which the applicable Originator or Subsidiary is insured and with respect to which the insurer has assumed responsibility in writing, and (b) the amount for which the applicable Originator or Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to Buyer (or its assigns), and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against any Originator which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on its financial condition or results of operations or any Receivables.
(iii)    Defaults Under Other Agreements. The occurrence of a default or an event of default under any other financing arrangement for an aggregate principal amount exceeding $100,000,000 pursuant to which any Originator is a debtor or an obligor.

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(w)    Ownership. Such Originator will establish and maintain, irrevocably in Buyer, (A) legal and equitable title to the Receivables originated by such Originator and the Collections and (B) all of such Originator’s right, title and interest in the Related Security, Collections and proceeds associated with the Receivables originated by such Originator, in each case, free and clear of any Adverse Claims other than Adverse Claims in favor of Buyer (and its assigns) (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s interest in such Receivables, Related Security, Collections and proceeds and such other action to perfect, protect or more fully evidence the interest of Buyer as Buyer (or its assigns) may reasonably request).
(x)    Collections. Such Originator will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Lock-Box and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to such Originator or any Affiliate of such Originator, such Originator will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof and, at all times prior to such remittance, such Originator will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of Buyer and its assigns. Such Originator will transfer exclusive ownership, dominion and control of each Lock-Box and Collection Account to Buyer and, will not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to Buyer (or its assigns) as contemplated by this Agreement and the Purchase Agreement.
Section 4.2    Negative Covenants of the Originators. Until the date on which this Agreement terminates in accordance with its terms, each Originator hereby covenants that:
(a)    Statement for and Treatment of Sales. Such Originator shall not prepare any financial statements for financial accounting or reporting purposes which shall account for the transactions contemplated herein in any manner other than as a sale of the Receivables to the Buyer.
(b)    No Rescissions or Modifications. Such Originator shall not rescind or cancel any Receivable or related Contract or modify any terms or provisions thereof, or grant any Dilution to an Obligor except in accordance with the Credit and Collection Policy, unless such Receivable has been deemed collected pursuant to the Purchase Agreement or repurchased by such Originator.
(c)    No Change in Name, Identity or Corporate Structure. Such Originator shall not change its name, identity or corporate structure (within the meaning of Section 9-507(c) of the UCC of any applicable jurisdiction) in any manner which would make any financing statement or continuation statement filed in connection with this Agreement or the transactions contemplated hereby seriously misleading within the meaning of Section 9-507(c) of the UCC of any applicable jurisdiction or other applicable Laws unless it shall have (i) given the Buyer at

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least 45 days’ prior written notice thereof and (ii) delivered to the Buyer all financing statements, instruments and other documents requested by the Buyer in connection with such change.
(d)    No Liens. Such Originator shall not cause any of the Receivables or related Contracts, or any inventory or goods the sale of which may give rise to a Receivable, or any Collection Account or any right to receive any payments received therein or deposited thereto, to be sold, pledged, assigned or transferred or to be subject to a Lien, other than the sale and assignment of the Receivables to the Buyer and the Liens created in connection with the transactions contemplated by this Agreement.
(e)    Liens on Inventory. Such Originator shall not cause or permit any Lien to be placed upon inventory or goods the sale of which may give rise to a Receivable unless (x) (i) any related security agreement, financing statements and any other related documents specifically exclude from such Lien the proceeds of the sale of such inventory or goods and (ii) the Buyer or any assignee or transferee thereof has reviewed such security agreement, financing statements and related documents or (y) the entity for whose benefit such Lien is granted or arises releases or has released the Lien at or prior to the time an invoice is sent for payment upon the sale of such inventory or goods.
(f)    Consolidations, Mergers and Sales of Assets. Such Originator shall not (i) consolidate or merge with or into any other Person, or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided (x) that such Originator may merge or consolidate with another Person if such Originator is the corporation surviving such merger and (y) any Originator may merge or consolidate with any other Originator.
(g)    Change in Payment Instructions to Obligors. Such Originator shall not make any change in its instructions to Obligors regarding payments to be made with respect to the Receivables (other than changes with respect to the mailing addresses for remittances) unless the Buyer and the Administrator shall have received, at least ten (10) days before the proposed effective date therefor, written notice of such change and the Administrator shall have consented thereto; provided, however, that such Originator may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account. Such Originator will not add or terminate any bank as a Collection Bank, unless Buyer (or its assigns) shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition or termination and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box.
(h)    ERISA Matters. Such Originator shall not permit any event or condition which is described in Section 5.1(h) to occur or exist with respect to any Pension Plan or Multiemployer Plan.
(i)    Modifications to Credit and Collection Policy. Such Originator will not make any material change to the Credit and Collection Policy without prior written consent of the Administrator and each Purchaser Agent (and such Originator shall provide notice of any

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such change (unless de minimis) at least five (5) Business Days prior to the effective date of such change).
(j)    No Adverse Selection. To the extent that such Originator has retained Receivables that would be Eligible Receivables but which have not been transferred to Buyer hereunder, such Originator will not select those Receivables to be transferred hereunder in any manner that materially adversely affects Buyer.
ARTICLE 5
TERMINATION EVENTS

Section 5.1    Termination Events. The occurrence of any one or more of the following events shall constitute a Termination Event:
(a)    Any Originator shall fail to make any payment or deposit required hereunder when due and such failure goes unremedied for two (2) Business Days after the date when such amount became due.
(b)    Any Originator shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (a) of this Section 5.1) or any other Transaction Document to which it is a party and such failure shall continue for ten (10) consecutive Business Days after either (i) any Responsible Officer of such Originator becomes aware thereof or (ii) notice thereof to such Originator by the Administrator, any Purchaser Agent or any Purchaser.
(c)    Any representation, warranty, certification or statement made by any Originator in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made and which continues to be false or misleading in any material respect for a period of ten (10) Business Days after either (i) any Responsible Officer of such Originator becomes aware thereof or (ii) notice thereof to such Originator by the Administrator, any Purchaser Agent or any Purchaser; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold and provided further, that any misrepresentation or certification for which Buyer has actually received a Purchase Price Credit shall not constitute a Termination Event hereunder.
(d)    Failure of any Originator to pay any Indebtedness when due in excess of $100,000,000 and such failure shall continue beyond the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or the default by any Originator in the performance of any term, provision or condition contained in any agreement under which any such Indebtedness was created or is governed (and such default shall continue for the applicable grace period, if any, under the applicable agreement), the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of any Originator shall be

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declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof.
(e)    An Event of Bankruptcy shall occur with respect to any Originator.
(f)    AmerisourceBergen shall cease to own and control, directly or indirectly, at least 100% of any Originator.
(g)    One or more final judgments for the payment of money in an amount in excess of $100,000,000, individually or in the aggregate, shall be entered against any Originator on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for fifteen (15) consecutive days without a stay of execution.
(h)    An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a material adverse effect on the business, financial conditions, operations or properties of Buyer, any Originator or any ERISA Affiliates taken as a whole.
(i)    An Amortization Event shall have occurred.
(j)    Any Originator becomes unable for any reason to convey or reconvey Receivables in accordance with the provisions of this Agreement.
(k)    The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the Receivables, or any assets of Buyer, Originator or any Affiliate and the lien shall not have been released within seven (7) days, or the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 or Section 303(k) of ERISA with regard to any of the Receivables.
Section 5.2    Remedies. Upon the occurrence and during the continuation of a Termination Event, Buyer may take any of the following actions: (i) declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Originator; provided, however, that upon the occurrence of a Termination Event described in Section 5.1(e), or of an actual or deemed entry of an order for relief with respect to such Originator under the Federal Bankruptcy Code, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Originator and (ii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any amounts then due and owing by such Originator to Buyer. The aforementioned rights and remedies shall be without limitation and shall be in addition to all other rights and remedies of Buyer and its assigns otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

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ARTICLE 6
INDEMNIFICATION

Section 6.1    Indemnities by the Originators. Without limiting any other rights that Buyer may have hereunder or under applicable law, each Originator hereby agrees to indemnify (and pay upon demand to) Buyer and its assigns, officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of Buyer or any such assign) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Buyer of an interest in the Receivables originated by such Originator, excluding, however:
(a)    Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;
(b)    Indemnified Amounts to the extent the same includes losses in respect of Receivables originated by such Originator that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or
(c)    taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Purchasers of Receivable Interests under the Purchase Agreement as a loan or loans by the Purchasers to Buyer secured by, among other things, the Receivables originated by such Originator, the Related Security and the Collections;
provided, however, that nothing contained in this sentence shall limit the liability of such Originator or limit the recourse of Buyer to such Originator for amounts otherwise specifically provided to be paid by such Originator under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, but subject in each case to clauses (a), (b) and (c) above, each Originator shall indemnify Buyer for Indemnified Amounts relating to or resulting from:
(i)    any representation or warranty made by such Originator (or any officers of such Originator) under or in connection with any Purchase Report, this Agreement, any other Transaction Document or any other information or report delivered by such Originator pursuant hereto or thereto for which Buyer has not received a Purchase Price Credit that shall have been false or incorrect when made or deemed made;
(ii)    the failure by such Originator, to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the

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nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of such Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;
(iii)    any failure of such Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;
(iv)    any products liability, personal injury or damage, suit or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;
(v)    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;
(vi)    the commingling of Collections of Receivables at any time with other funds;
(vii)    any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, such Originator’s use of the proceeds of the Purchase from it hereunder, the ownership of the Receivables originated by such Originator or any other investigation, litigation or proceeding relating to such Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;
(viii)    any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;
(ix)    any Termination Event described in Section 5.1(b);
(x)    any failure to vest and maintain vested in Buyer, or to transfer to Buyer, legal and equitable title to, and ownership of, the Receivables originated by such Originator and the associated Collections, and all of such Originator’s right, title and interest in the Related Security associated with such Receivables, in each case, free and clear of any Adverse Claim;
(xi)    the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable originated by such Originator, the

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Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of the Purchase from such Originator hereunder or at any subsequent time;
(xii)    any action or omission by such Originator which reduces or impairs the rights of Buyer with respect to any Receivable or the value of any such Receivable;
(xiii)    any attempt by any Person to void the Purchase from such Originator hereunder under statutory provisions or common law or equitable action; and
(xiv)    the failure of any Receivable reflected as an Eligible Receivable on any Purchase Report prepared by such Originator to be an Eligible Receivable at the time acquired by Buyer.
Section 6.2    Other Costs and Expenses. Each Originator shall pay to Buyer on demand all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder. Each Originator shall pay to Buyer on demand any and all reasonable costs and expenses of Buyer, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Termination Event.
ARTICLE 7
MISCELLANEOUS

Section 7.1    Waivers and Amendments.
(a)    No failure or delay on the part of Buyer (or its assigns) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.
(b)    No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by each Originator and Buyer and, to the extent required under the Purchase Agreement, the Administrator, the Required Purchaser Agents and the Liquidity Banks or the Required Liquidity Banks. Any material amendment, supplement, modification of waiver will required satisfaction of the Rating Agency Condition.
Section 7.2    Notices. All communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing)

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and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by telecopy, upon the receipt thereof, (b) if sent via U.S. certified or registered mail, five (5) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 7.2.
Section 7.3    Protection of Ownership Interests of Buyer.
(a)    Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that Buyer (or its assigns) may request, to perfect, protect or more fully evidence the interest of Buyer hereunder and the Receivable Interests, or to enable Buyer (or its assigns) to exercise and enforce their rights and remedies hereunder. At any time after the occurrence of a Termination Event, Buyer (or its assigns) may, at such Originator’s sole cost and expense, direct such Originator to notify the Obligors of Receivables of the ownership interests of Buyer under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to Buyer or its designee.
(b)    If any Originator fails to perform any of its obligations under Section 13.3(a) of the Purchase Agreement and notice of such failure is given to Originator, Buyer (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligations, and Buyer’s (or such assigns’) costs and expenses incurred in connection therewith shall be payable by such Originator as provided in Section 6.2. Each Originator irrevocably authorizes Buyer (and its assigns) at any time and from time to time in the sole discretion of Buyer (or its assigns), and appoints Buyer (and its assigns) as its attorney(ies)-in-fact, to act on behalf of such Originator (i) to execute on behalf of such Originator as debtor and to file financing statements necessary or desirable in Buyer’s (or its assigns’) sole discretion to perfect and to maintain the perfection and priority of the interest of Buyer in the Receivables originated by such Originator and the associated Related Security and Collections and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables as a financing statement in such offices as Buyer (or its assigns) in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of Buyer’s interests in such Receivables. Buyer shall provide the applicable Originator with copies of any such filings. This appointment is coupled with an interest and is irrevocable. If any Originator fails to perform any of its obligations hereunder: (A) such Originator hereby authorizes Buyer (or its assigns) to file financing statements and other filing or recording documents with respect to the Receivables and Related Security (including any amendments thereto, or continuation or termination statements thereof), without the signature or other authorization of such Originator, in such form and in such offices as Buyer (or any of its assigns) reasonably determines appropriate to perfect or maintain the perfection of the ownership or security interests of Buyer (or its assigns) hereunder, (B) such Originator acknowledges and agrees that it is not authorized to, and will not, file financing statements or other filing or recording documents with respect to the Receivables or Related Security (including any amendments thereto, or continuation or

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termination statements thereof), without the express prior written approval by the Administrator (as Buyer’s assignee), consenting to the form and substance of such filing or recording document, and (C) such Originator approves, authorizes and ratifies any filings or recordings made by or on behalf of the Administrator (as Buyer’s assign) in connection with the perfection of the ownership or security interests in favor of Buyer or the Administrator (as Buyer’s assign).
Section 7.4    Confidentiality.
(a)    Each Originator and Buyer shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letter and the other confidential or proprietary information with respect to the Administrator and the Purchasers and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Originator and its officers and employees may disclose such information to such Originator’s external accountants, attorneys and other advisors and as required by any applicable law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceeding (whether or not having the force or effect of law).
(b)    Each Originator hereby consents to the disclosure of any nonpublic information with respect to it in connection with the transactions contemplated herein (i) to Buyer, the Administrator, the Liquidity Banks, the Purchasers or the Purchaser Agents by each other, (ii) to any prospective or actual assignee or participant of any of the Persons described in clause (i), and (iii) to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Purchaser or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which MUFG Bank, Ltd. acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person described in the foregoing clauses (ii) and (iii) is informed of the confidential nature of such information. In addition, the Purchasers, the Purchaser Agents and the Administrator may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).
Section 7.5    Bankruptcy Petition.
(a)    Each Originator and Buyer each hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of the Conduit Purchasers, it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.
(b)    Each Originator covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding obligations of Buyer under the Purchase Agreement, it will not institute against, or join any other Person in instituting against,

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Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.
Section 7.6    Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of any Originator, Buyer, any Purchaser, the Administrator, any Purchaser Agent or any Liquidity Bank, no claim may be made by any such Person (or its Affiliates, directors, officers, employees, attorneys or agents) against any such other Person (or its Affiliates, directors, officers, employees, attorneys or agents) for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the parties hereto, on behalf of itself and its Affiliates, directors, officers, employees, attorneys, agents, successors and assigns, hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
Section 7.7    CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.
Section 7.8    CONSENT TO JURISDICTION. ORIGINATOR HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL COURT SITTING IN THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK COUNTY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY ORIGINATOR PURSUANT TO THIS AGREEMENT AND ORIGINATOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF BUYER (OR ITS ASSIGNS) TO BRING PROCEEDINGS AGAINST ORIGINATOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ORIGINATOR AGAINST BUYER (OR ITS ASSIGNS) OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY ORIGINATOR PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.
Section 7.9    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ORIGINATOR PURSUANT TO

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THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
Section 7.10    Integration; Binding Effect; Survival of Terms.
(a)    This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.
(b)    This Agreement shall be binding upon and inure to the benefit of the Originators, Buyer and their respective successors and permitted assigns (including any trustee in bankruptcy). No Originator may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of Buyer. Buyer may assign at any time its rights and obligations hereunder and interests herein to any other Person without the consent of any Originator. Without limiting the foregoing, each Originator acknowledges that Buyer, pursuant to the Purchase Agreement, may assign to the Administrator, for the benefit of the Purchasers, its rights, remedies, powers and privileges hereunder and that the Administrator may further assign such rights, remedies, powers and privileges to the extent permitted in the Purchase Agreement. Each Originator agrees that the Administrator, as the assignee of Buyer, shall, subject to the terms of the Purchase Agreement, have the right to enforce this Agreement and to exercise directly all of Buyer’s rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of Buyer to be given or withheld hereunder) and each Originator agrees to cooperate fully with the Administrator in the exercise of such rights and remedies. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Originator pursuant to Article 2; (ii) the indemnification and payment provisions of Article 6; and (iii) Section 7.5 shall be continuing and shall survive any termination of this Agreement.
Section 7.11    Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.
AMERISOURCEBERGEN DRUG CORPORATION
By: /s/ J.F. Quinn
Name: J.F. Quinn
Title: Senior Vice President & Corporate Treasurer
Address:     AmerisourceBergen Drug Corporation
1300 Morris Drive
Chesterbrook, PA 19087
Attention:    Jack Quinn
Telephone:    (610) 727-7116
Facsimile:    (610) 727-3639

ASD SPECIALTY HEALTHCARE, LLC
By: /s/ J.F. Quinn
Name: J.F. Quinn
Title: Senior Vice President & Corporate Treasurer
Address:     ASD Specialty Healthcare, LLC
        5025 Plano Parkway
        Carrollton, Texas 75010
Attention:    Jack Quinn
Telephone:    (610) 727-7453
Facsimile:    (610) 727-3639

S-1	Receivables Sale Agreement

AMERISOURCE RECEIVABLES FINANCIAL CORPORATION
By: /s/ J.F. Quinn
Name: J.F. Quinn
Title: Senior Vice President & Corporate Treasurer
Address:     Amerisource Receivables Financial Corporation
P. O. Box 1735
Southeastern, PA 19399
Attention:    Jack Quinn
Telephone:    (610) 727-7453
Facsimile:    (610) 727-3639

2

Exhibit I
Definitions
This is Exhibit I to the Agreement (as hereinafter defined). As used in the Agreement and the Exhibits and Schedules thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof). If a capitalized term is used in the Agreement, or any Exhibit or Schedule thereto, and is not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in Exhibit I to the Purchase Agreement (hereinafter defined).
“Administrator” has the meaning set forth in the Preliminary Statements to the Agreement.
“Agreement” means the Amended and Restated Receivables Sale Agreement, dated as of October 16, 2020, among the Originators and Buyer, as the same may be amended, restated or otherwise modified.
“AmerisourceBergen” shall mean AmerisourceBergen Corporation, a Delaware corporation.
“Buyer” has the meaning set forth in the preamble to the Agreement.
“Calculation Period” means each calendar month or portion thereof which elapses during the term of the Agreement. The first Calculation Period shall commence on the date of the Purchases hereunder and the final Calculation Period shall terminate on the Termination Date.
“Credit and Collection Policy” means the Originators’ credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit V, as modified from time to time in accordance with the Agreement.
“Default Fee” means a per annum rate of interest equal to the sum of (i) the Prime Rate, plus (ii) 2% per annum.
“Discount Factor” means a percentage calculated to provide Buyer with a reasonable return on its investment in the Receivables originated by each Originator after taking account of (i) the time value of money based upon the anticipated dates of collection of such Receivables and the cost to Buyer of financing its investment in such Receivables during such period and (ii) the risk of nonpayment by the Obligors. Each Originator and Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment made prior to the Calculation Period during which such Originator and Buyer agree to make such change. As of the date hereof, the Discount Factor is 0.2%.

I-1

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of capital of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the date hereof or issued after the date of this Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Originator within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
“ERISA Event” means (a) any Reportable Event with respect to a Pension Plan; (b) a failure by any Pension Plan to satisfy the minimum funding standards (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA) applicable to such Pension Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Internal Revenue Code or Section 303(i)(4) of ERISA); (e) the incurrence by any Originator or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (f) the receipt by any Originator or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan; (g) the incurrence by any Originator or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (h) the receipt by any Originator or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Originator or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent pursuant to Section 4063, 4203 or 4205 of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA.
“Indemnified Party” has the meaning set forth in Section 6.1.
“Initial Contributed Receivables” has the meaning set forth in Section 1.1.
“Initial Cutoff Date” means (a) with respect to ABDC, the Business Day immediately prior to the Original Closing Date and, (b) with respect to ASD Specialty, the applicable date set forth in the ASD Specialty Commencement Agreement.
“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

I-2

“Lien” means, in respect of the property of any Person, any ownership interest of any other Person, any mortgage, deed of trust, hypothecation, pledge, lien, security interest, filing of any financing statement, charge or other encumbrance or security arrangement of any nature whatsoever, including, without limitation, any conditional sale or title retention arrangement, and any assignment, deposit arrangement, consignment or lease intended as, or having the effect of, security.
“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001 (a) (3) of ERISA, to which any Originator or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.
“Net Worth” means as of the last Business Day of each Calculation Period preceding any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables at such time, over (b) the sum of (i) the Aggregate Invested Amount outstanding at such time, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).
“Official Body” shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.
“Organizational Documents” means, for any Person, the documents for its formation and organization, which, for example, (a) for a corporation are its corporate charter and bylaws, (b) for a partnership are its certificate of partnership (if applicable) and partnership agreement, (c) for a limited liability company are its certificate of formation or organization and its operating agreement, regulations or the like and (d) for a trust is the trust agreement, declaration of trust, indenture or bylaws under which it is created.
“Original Balance” means, with respect to any Receivable coming into existence after the Initial Cutoff Date, the Outstanding Balance of such Receivable on the date it was created.
“Original Closing Date” means July 10, 2003.
“Originator” has the meaning set forth in the preamble to the Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, subject to Title IV of ERISA which any Originator or any ERISA Affiliate of any Originator sponsors or maintains, or to which any Originator or any of its ERISA Affiliates makes, is making, or is obligated to make contributions, or in the case of a

I-3

multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.
“Purchase” means the purchase by Buyer from an Originator pursuant to Section 1.2(a) of the Agreement of the Receivables originated by such Originator and the Related Security and Collections related thereto, together with all related rights in connection therewith.
“Purchase Agreement” has the meaning set forth in the Preliminary Statements to the Agreement.
“Purchase Price” means, with respect to the Purchase from each Originator, the aggregate price to be paid by Buyer to such Originator for such Purchase in accordance with Section 1.3 of the Agreement for the Receivables originated by such Originator and the associated Collections and Related Security being sold to Buyer, which price shall equal on any date (i) the product of (x) the Outstanding Balance of such Receivables on such date, multiplied by (y) one minus the Discount Factor in effect on such date, minus (ii) any Purchase Price Credits to be credited against the Purchase Price otherwise payable in accordance with Section 1.4 of the Agreement.
“Purchase Price Credit” has the meaning set forth in Section 1.4 of the Agreement.
“Purchase Report” has the meaning set forth in Section 1.2(b) of the Agreement.
“Purchased Assets” has the meaning set forth in Section 2.1(c) of the Agreement.
“Purchaser” has the meaning set forth in the Preliminary Statements to the Agreement.
“Receivable” means all indebtedness and other obligations owed to an Originator (at the time it arises, and before giving effect to any transfer or conveyance under the Agreement) or to Buyer (after giving effect to the transfers under the Agreement) (including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible) arising in connection with the sale of goods or the rendering of services by such Originator, and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto; provided, however, that prior to the ASD Specialty Sale Commencement Date, “Receivable” shall not include any Receivable (without giving effect to this proviso) originated by ASD Specialty. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or such Originator treats such indebtedness, rights or obligations as a separate payment obligation.

I-4

“Related Security” means, with respect to any Receivable:
(i)    all of the applicable Originator’s interest in the Related Equipment or other inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by such Originator gave rise to such Receivable, and all insurance contracts with respect thereto,
(ii)    all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,
(iii)    all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,
(iv)    all service contracts and other contracts and agreements associated with such Receivable,
(v)    all Records related to such Receivable,
(vi)    all of the applicable Originator’s right, title and interest in each Lock-Box and each Collection Account, and
(vii)    all proceeds of any of the foregoing.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
“Required Capital Amount” means, as of any date of determination, an amount equal to the greater of (a) 3% of the Purchase Limit under the Purchase Agreement, and (b) the product of (i) 2.0 times the product of the Default Ratio times the Default Horizon Ratio, each as determined from the most recent Monthly Report received from the Servicer under the Purchase Agreement, and (ii) the Outstanding Balance of all Receivables as of such date, as determined from the most recent Monthly Report received from the Servicer under the Purchase Agreement.
“Settlement Date” means the second Business Day after each Settlement Reporting Date.
“Subordinated Loan” has the meaning set forth in Section 1.3(a) of the Agreement.

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“Subordinated Note” means a promissory note in substantially the form of Exhibit VI hereto as more fully described in Section 1.3 of the Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Termination Date” means the earliest to occur of (i) the Facility Termination Date (as defined in the Purchase Agreement), (ii) the Business Day immediately prior to the occurrence of a Termination Event set forth in Section 5.1(b), (iii) the Business Day specified in a written notice from Buyer to the Originators following the occurrence of any other Termination Event, and (iv) the date which is 10 Business Days after Buyer’s receipt of written notice from any Originator that it wishes to terminate the facility evidenced by this Agreement.
“Termination Event” has the meaning set forth in Section 5.1 of the Agreement.
“Transaction Documents” means, collectively, this Agreement, each Collection Account Agreement, the Subordinated Note, and all other instruments, documents and agreements executed and delivered in connection herewith by any Originator or Buyer.
“Unmatured Termination Event” means an event which, with the passage of time or the giving of notice, or both, would constitute a Termination Event.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.
All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

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Exhibit II
Places of Business; Locations of Records;
Federal Employer Identification Number(s); Other Names
(attached)

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Exhibit III
Lock-boxes; Collection Accounts; Collection Banks
(attached)

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Exhibit IV
Form of Compliance Certificate
This Compliance Certificate is furnished pursuant to that certain Amended and Restated Receivables Sale Agreement dated as of October 16, 2020, among AmerisourceBergen Drug Corporation, ASD Specialty Healthcare, LLC and Amerisource Receivables Financial Corporation (the “Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.
THE UNDERSIGNED HEREBY CERTIFIES THAT:
i.I am the duly elected ______________ of ___________ (“Originator”).
ii.I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of each Originator and its Subsidiaries during the accounting period covered by the attached financial statements.
iii.The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Termination Event or an Unmatured Termination Event, as each such term is defined under the Agreement, during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].
iv.[Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Originators have taken, are taking, or propose to take with respect to each such condition or event: _______________________________].
The foregoing certifications, together with the computations set forth in Schedule I hereto, are made and delivered this ____ day of ______________, 200_.

[Name]

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Exhibit V
Credit and Collection Policy
[attach copy]

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Exhibit VI
Form of Subordinated Note
SUBORDINATED NOTE
______________, 200_
1.    Note. FOR VALUE RECEIVED, the undersigned, Amerisource Receivables Financial Corporation, a Delaware corporation (“SPV”), hereby unconditionally promises to pay to the order of [ORIGINATOR NAME], a(n) __________ ***[corporation] [limited liability company] [partnership]*** (“Originator”), in lawful money of the United States of America and in immediately available funds, on or before the date following the Termination Date which is one year and one day after the date on which (i) the Outstanding Balance of all Receivables sold by Originator under the “Sale Agreement” referred to below has been reduced to zero and (ii) Originator has paid to Buyer all indemnities, adjustments and other amounts which may be owed thereunder in connection with the Purchase thereunder (the “Collection Date”), the aggregate unpaid principal sum outstanding of all “Subordinated Loans” made from time to time by Originator to SPV pursuant to and in accordance with the terms of that certain Amended and Restated Receivables Sale Agreement dated as of October [16], 2020 among Originator and certain of its affiliates, as sellers, and SPV, as buyer (as amended, restated, supplemented or otherwise modified from time to time, the “Sale Agreement”). Reference to Section 1.3 of the Sale Agreement is hereby made for a statement of the terms and conditions under which the loans evidenced hereby have been and will be made. All terms which are capitalized and used herein and which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Sale Agreement.
2.    Interest. SPV further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full hereof at a rate equal to the 1-month LIBOR rate published in The Wall Street Journal on the first Business Day of each month (or portion thereof) during the term of this Subordinated Note, computed for actual days elapsed on the basis of a year consisting of 360 days and changing on the first business day of each month hereafter (“LIBOR”); provided, however, that if SPV shall default in the payment of any principal hereof, SPV promises to pay, on demand, interest at the rate equal to LIBOR plus 2.00% per annum on any such unpaid amounts, from the date such payment is due to the date of actual payment. Interest shall be payable on the first Business Day of each month in arrears; provided, however, that SPV may elect on the date any interest payment is due hereunder to defer such payment and upon such election the amount of interest due but unpaid on such date shall constitute principal under this Subordinated Note. The outstanding principal of any loan made under this Subordinated Note shall be due and payable on the Collection Date and may be repaid or prepaid at any time without premium or penalty.
3.    Principal Payments. Originator is authorized and directed by SPV to enter on the grid attached hereto, or, at its option, in its books and records, the date and amount of each loan made by it which is evidenced by this Subordinated Note and the amount of each payment of principal made by SPV, and absent manifest error, such entries shall constitute prima facie

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evidence of the accuracy of the information so entered; provided that neither the failure of Originator to make any such entry or any error therein shall expand, limit or affect the obligations of SPV hereunder.
4.    Subordination. Originator shall have the right to receive, and SPV shall make, any and all payments and prepayments relating to the loans made under this Subordinated Note provided that, after giving effect to any such payment or prepayment, the aggregate Outstanding Balance of Receivables (as each such term is defined in the Purchase Agreement hereinafter referred to) owned by SPV at such time exceeds the sum of (a) the Aggregate Unpaids (as defined in the Purchase Agreement) outstanding at such time under the Purchase Agreement, plus (b) the aggregate outstanding principal balance of all loans made under this Subordinated Note. Originator hereby agrees that at any time during which the conditions set forth in the proviso of the immediately preceding sentence shall not be satisfied, Originator shall be subordinate in right of payment to the prior payment of any indebtedness or obligation of SPV owing to the Administrator or any Purchaser under that certain Amended and Restated Receivables Purchase Agreement dated as of April 29, 2010 by and among SPV, AmerisourceBergen Drug Corporation, as initial Servicer (the “Servicer”), various Purchaser Groups from time to time party thereto, and MUFG Bank, Ltd., as the “Administrator” (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”). The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Administrator and the Purchasers and/or any of their respective assignees (collectively, the “Senior Claimants”) under the Purchase Agreement. Until the date on which the “Aggregate Invested Amount” outstanding under the Purchase Agreement has been repaid in full and all other obligations of SPV and/or the Servicer thereunder and under the “Fee Letter” referenced therein (all such obligations, collectively, the “Senior Claim”) have been indefeasibly paid and satisfied in full, Originator shall not institute against SPV any proceeding of the type described in Section 5.1(b) of the Sale Agreement unless and until the Collection Date has occurred. Should any payment, distribution or security or proceeds thereof be received by Originator in violation of this Section 4, Originator agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to the Administrator for the benefit of the Senior Claimants.
5.    Bankruptcy; Insolvency. Upon the occurrence of any proceeding of the type described in Section 5.1(b) of the Sale Agreement involving SPV as debtor, then and in any such event the Senior Claimants shall receive payment in full of all amounts due or to become due on or in respect of the Aggregate Invested Amount and the Senior Claim (including “Yield” as defined and as accruing under the Purchase Agreement after the commencement of any such proceeding, whether or not any or all of such Yield is an allowable claim in any such proceeding) before Originator is entitled to receive payment on account of this Subordinated Note, and to that end, any payment or distribution of assets of SPV of any kind or character, whether in cash, securities or other property, in any applicable insolvency proceeding, which would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or

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otherwise) directly to the Administrator for application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied.
6.    Amendments. This Subordinated Note shall not be amended or modified except in accordance with Section 7.1 of the Sale Agreement. The terms of this Subordinated Note may not be amended or otherwise modified without the prior written consent of the Administrator for the benefit of the Purchasers.
7.    GOVERNING LAW. THIS SUBORDINATED NOTE HAS BEEN MADE AND DELIVERED AT NEW YORK, NEW YORK, AND SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS AND DECISIONS OF THE STATE OF NEW YORK. WHEREVER POSSIBLE EACH PROVISION OF THIS SUBORDINATED NOTE SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS SUBORDINATED NOTE SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS SUBORDINATED NOTE.
8.    Waivers. All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. Originator additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.
9.    Assignment. This Subordinated Note may not be assigned, pledged or otherwise transferred to any party other than Originator without the prior written consent of the Administrator, and any such attempted transfer shall be void.
AMERISOURCE RECEIVABLES FINANCIAL CORPORATION
By:
    Title:

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EXECUTION VERSION
Schedule
to
SUBORDINATED NOTE
SUBORDINATED LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Subordinated Loan	Amount of Principal Paid	Unpaid Principal Balance	Notation made by (initials)

Exhibit VII
[Form of] Purchase Report
For the Calculation Period beginning [date] and ending [date]
-------
To: buyer and the Administrator (AS BUYER’s ASSIGNEE)

Aggregate Receivables generated and sold during the period:	$_____________		A
Less: Purchase Price discount during the Period:	($____________)		(B)
Equals: Gross Purchase Price payable during the period (A – B)		$____________	C
Less: Total Purchase Price Credits arising during the period:	($____________)		(D)
Equals: Net Purchase Price payable during the period (C - D):		$____________	E

Cash Purchase Price Paid to Originator during the period:	$_____________		F
Subordinated Loans made during the period:	$_____________		G
Less: Repayments of Subordinated Loans received during the period:	($____________)		(H)
Equals: Purchase Price paid in cash or Subordinated Loans during the period (F + G – H):		$_____________	I
Aggregate Outstanding Balance of Receivables contributed during the period:	$_____________		J

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Exhibit VIII
Pending or Threatened Actions, Suits, Investigations of Proceedings
None

VIII-1

Schedule A
DOCUMENTS DELIVERED TO BUYER
ON OR PRIOR TO THE PURCHASE on the oRiginal closing date
1.Executed copies of the Original Agreement, duly executed by the parties thereto.
2.Copy of the Original Credit and Collection Policy to attach to the Receivables Sale Agreement as an Exhibit.
3.A certificate of each Originator’s Secretary certifying:
(a)    A copy of the Resolutions of the Board of Directors of such Originator, authorizing Originator’s execution, delivery and performance of the Original Agreement and the other documents to be delivered by it thereunder;
(b)    A copy of the Organizational Documents of such Originator (also certified, to the extent that such documents are filed with any governmental authority, by the Secretary of State of the jurisdiction of organization of such Originator on or within thirty (30) days prior to closing);
(c)    Good Standing Certificates for such Originator issued by the Secretary of State of its state of incorporation and each jurisdiction where it has material operations; and
(d)    The names and signatures of the officers authorized on its behalf to execute the Original Agreement and any other documents to be delivered by it thereunder.
4.Pre-filing state and federal tax lien, judgment lien and UCC lien searches against each Originator from the following jurisdictions:
(a)    California
(b)    Delaware
(c)    Massachusetts
(d)    Missouri
(e)    Nevada
(f)    Pennsylvania
(g)    Tennessee
5.Time stamped receipt copies of proper financing statements, duly filed under the UCC on or before the date of the initial Purchase (as defined in the Original Agreement) in all

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jurisdictions as may be necessary or, in the opinion of Buyer (or its assigns), desirable, under the UCC of all appropriate jurisdictions or any comparable law in order to perfect the ownership interests contemplated by the Original Agreement.
6.Time stamped receipt copies of proper UCC termination statements, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by each Originator.
7.Executed Collection Account Agreements for each Lock-Box and Collection Account.
8.A favorable opinion of legal counsel for each Originator licensed to give opinions under New York law reasonably acceptable to Buyer (and the Administrator, as Buyer’s assignee) as to the following:
(a)    Such Originator is a Delaware corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware.
(b)    Such Originator has all requisite authority to conduct its business in each jurisdiction where failure to be so qualified would have a material adverse effect on such Originator’s business.
(c)    The execution and delivery by such Originator of the Original Agreement and each other Transaction Document to which it is a party and its performance of its obligations thereunder have been duly authorized by all necessary organizational action and proceedings on the part of such Originator and will not:
(i)    require any action by or in respect of, or filing with, any governmental body, agency or official (other than the filing of UCC financing statements);
(ii)    contravene, or constitute a default under, any provision of applicable law or regulation or of its articles or certificate of incorporation or bylaws or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Originator; or
(iii)    result in the creation or imposition of any Adverse Claim on assets of such Originator or any of its Subsidiaries (except as contemplated by the Original Agreement).
(d)    The Original Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by such Originator and constitutes the legally valid, and binding obligation of such Originator enforceable in accordance with its terms, except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.
(e)    In the event that the Original Agreement is held to create a transfer for security purposes rather than a true sale or other outright assignment, the provisions of the Original Agreement are effective to create valid security interests in favor of Buyer in

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all of such Originator’s right, title and interest in and to the Receivables and Related Security described therein which constitute “accounts,” “chattel paper” or “general intangibles” (each as defined in the UCC) (collectively, the “Opinion Collateral”), as security for the payment of a loan deemed to have been made by Buyer to such Originator in an amount equal to the Purchase Price (as defined therein) of the Receivables (as defined therein) acquired from such Originator, together with all other obligations of such Originator thereunder.
(f)    Each of the UCC-1 Financing Statements naming such Originator as debtor, Buyer, as secured party, and Administrator, as assignee of secured party to be filed with the Secretary of State of Delaware, is in appropriate form for filing therein. Upon filing of such UCC-1 Financing Statements in such filing offices and payment of the required filing fees, the security interest in favor of Buyer in the Opinion Collateral will be perfected and assigned of record to the Administrator.
(g)    Based solely on our review of the UCC Search Reports described in Paragraph 4 to this Schedule A, and assuming (i) the filing of the Financing Statements and payment of the required filing fees in accordance with paragraph (f) and (ii) the absence of any intervening filings between the date and time of the Search Reports and the date and time of the filing of the Financing Statements, the security interest of Buyer in the Opinion Collateral is prior to any security interest granted in the Opinion Collateral by such Originator, the priority of which is determined solely by the filing of a financing statement in the appropriate filing offices.
(h)    To the best of the opinion giver’s knowledge, there is no action, suit or other proceeding against such Originator or any Affiliate of such Originator, which would materially adversely affect the business or financial condition of such Originator and its Affiliates taken as a whole or which would materially adversely affect the ability of such Originator to perform its obligations under the Receivables Sale Agreement.
(i)     Such Originator is not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
9.A “true sale” opinion and “substantive consolidation” opinion of counsel for the Originators with respect to the transactions contemplated by the Original Agreement.
10.A Certificate of each Originator’s Vice President and Corporate Treasurer certifying that, as of the closing date, no Termination Event or Unmatured Termination Event exists and is continuing.
11.Executed copies of (i) all consents from and authorizations by any Persons and (ii) all waivers and amendments to existing credit facilities, that are necessary in connection with the Original Agreement.
12.Executed Subordinated Note by Buyer in favor of each Originator.

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13.If applicable, a direction letter executed by each Originator authorizing Buyer (and the Administrator, as its assignee) and directing warehousemen to allow Buyer (and the Administrator, as its assignee) to inspect and make copies from such Originator’s books and records maintained at off-site data processing or storage facilities.

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